EXHIBIT 10.3
EMPLOYMENT AGREEMENT
BETWEEN
STONERIDGE, INC.
AND
JOHN C. COREY
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (this “Employment Agreement”) is entered into as of the 28th day of February, 2006 (the “Effective Date”), between Stoneridge, Inc., an Ohio corporation (“the Company”), and John C. Corey (the “Executive”).
Recital
          The Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and subject to the conditions set forth herein.
Agreements
          NOW, THEREFORE, in consideration of the mutual promises and mutual covenants herein contained and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:
          1. Employment.
               (a) The Company hereby employs the Executive as its President and Chief Executive Officer and the Executive hereby accepts such employment for the Term (as defined below), in the positions and with the duties and responsibilities set forth herein, all subject to the terms and conditions hereinafter set forth. The Executive shall be located at the Company’s Warren, Ohio corporate headquarters.
               (b) The term of Executive’s employment under this Employment Agreement (the “Term”) shall commence as of the Effective Date and shall continue until terminated in accordance with, and subject to, the terms and condition of this Employment Agreement. During the Term of this Employment Agreement and any renewal hereof (all references herein to the Term of this Employment Agreement, except as otherwise specifically provided, shall include references to the period of renewal hereof, if any), the Executive shall be and have the title of President and Chief Executive Officer and shall devote his full working time, attention, energy and all reasonable efforts to his employment and to the affairs of the Company, its subsidiaries and divisions, and perform faithfully and diligently his duties hereunder and such duties as are customarily performed by Presidents and Chief Executive Officers of companies similar in size to the Company or whose equity securities are listed on the New York Stock Exchange, together with such other duties as may be reasonably requested from time to time by the Board of Directors of the Company (the “Board”), which duties shall be consistent with his positions as set forth above and as provided in Section 2. To the extent such policies, procedures and practices do not conflict with this Agreement the Executive agrees to comply with and be bound by the Company’s operational policies, procedures and practices from time to time in effect during the Term.

               (c) This Employment Agreement shall not be construed as preventing the Executive from serving as an outside director of any other company (but no more than two (2) other companies without Board approval) or from investing his assets in such form or manner as will not require a material amount of his time, in each case subject to the confidentiality, non-competition and non-solicitation obligations contained in Section 6(a) below.
          2. Term and Positions.
               (a) Subject to the provisions for renewal and termination hereinafter provided, (i) the Term of this Employment Agreement shall begin on the Effective Date shall continue until December 31, 2007 and (ii) provided the Executive is less than 65 years old as of the first day of each succeeding calendar year after December 31, 2007, such Term automatically shall be extended for one (1) additional calendar year, beginning with the calendar year commencing January 1, 2008. This Employment Agreement may be terminated at any time as provided in Section 5 or by either the Executive or the Company at the end of the then current Term upon written notice of termination of this Employment Agreement given to the other party at least 90 days before the end of the then current Term.
               (b) The Executive shall be entitled to serve as the President and Chief Executive Officer of the Company. Without limiting the generality of any of the foregoing, except as hereafter expressly agreed in writing by the Executive: (i) the Executive shall not be required to report to any single individual and shall report only to the Board as an entire body, (ii) no other individual shall be elected or appointed as President or Chief Executive Officer of the Company, (iii) the other senior executive officers of the Company, with the exception of the Director of Internal Audit, shall report to no individual other than the Executive, and (iv) no individual or group of individuals (including a committee established or other designee appointed by the Board) shall have any authority over or equal to the authority of the Executive in his role as President and Chief Executive Officer, and neither the Company, the Board, nor any member of the Board shall take any action which will or could have the effect of, or appear to have the effect of, giving such authority to any such individual or group. For service as a director, officer and employee of the Company, the Executive shall be entitled to the fullest indemnification permitted by law, including the full protection of the applicable indemnification provisions of the articles of incorporation and code of regulations of the Company, as the same may be amended from time to time.
               (c) If:
          (i) the Company materially changes the Executive’s duties and responsibilities as set forth in Section 1(b) and 2(b) without his consent (including, without limitation, by violating any of the provisions of clauses (i), (ii), (iii) and (iv) of Section 2(b));
          (ii) the Executive’s place of employment or the principal executive offices of the Company are located more than (100) miles from the geographical center of Warren, Ohio; or
          (iii) there occurs a material breach by the Company of any of its obligations under this Employment Agreement, which breach has not been cured in all material respects within ten (10) days after the Executive gives notice thereof to the Company, then in any such event the Executive shall have the right to terminate his employment with the Company, but such termination shall not be considered a voluntary resignation or termination of such employment or of this Employment Agreement by the Executive but rather a discharge of the Executive by the Company “without cause” (as defined in Section 5(a)).
               (d) The Executive shall be deemed not to have consented to any written proposal calling for a material change in his duties and responsibilities unless he shall give written notice of his consent thereto to the Board within fifteen (15) days after receipt of such written proposal. If the Executive shall not have given such consent, the Company shall have the opportunity to withdraw such proposed material change by written notice to the Executive given within ten (10) days after the end of said fifteen (15) day period.
               (e) At all times during the term of his employment hereunder, the Executive shall be entitled to nominate himself to the Board, and the Company shall take all actions required for the Executive to be elected to the Board.

          3. Compensation and Benefits.
               During the Term of this Employment Agreement the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Section 3.
               (a) The Company shall pay to the Executive a base salary payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly) of not less than Five Hundred and Twenty-Five Thousand Dollars ($525,000) per annum.
               (b) For the Company’s 2006 fiscal year the Executive shall participate in the Company’s Annual Incentive Plan (the “AIP”), in effect at the time and approved by the Compensation Committee of the Board (the “Committee”), at a target equal to 70% of base salary; provided, however, notwithstanding the 2006 fiscal year target, if the Executive is employed by the Company on December 15, 2006, or, provided the Executive has been employed for at least six (6) months if this Agreement is terminated because of the Executive’s death or permanent disability (defined below), the Company shall pay to the Executive or his estate, as applicable, incentive or bonus compensation under the AIP for the 2006 fiscal year of not less than Two Hundred and Fifty Thousand Dollars ($250,000) and the payment of Two Hundred and Fifty Thousand Dollars ($250,000) may be made on or before December 31, 2006 at the Company’s discretion. If the Two Hundred and Fifty Thousand Dollars ($250,000) is not paid in 2006 the Company shall pay to the Executive incentive or bonus compensation for the Company’s 2006 fiscal year (including any amount earned above $250,000 if the $250,000 has been paid in 2006) not later than 90 days following the end of the fiscal year or the termination of the employment, as the case may be, prorated on a per diem basis for the partial year; provided, however, if the Executive’s employment and this Employment Agreement is terminated for “cause” the Executive shall not be entitled to be paid any incentive or bonus compensation.
               (c) For the Company’s 2007 fiscal year and fiscal years thereafter, the Company shall pay, if earned, to the Executive bonus or incentive compensation each fiscal year of the Company, not later than 90 days following the end of each fiscal year. In the event the Executive’s employment is terminated other than for “cause” the Executive shall be eligible for incentive or bonus compensation, if any, prorated on a per diem basis for partial fiscal years. If the Executive’s employment is terminated for “cause” the Executive shall not be entitled to be paid any incentive or bonus compensation. Executive’s annual incentive or bonus compensation entitlement for each of the fiscal years during the Term generally shall be pursuant to the terms of the AIP, in effect at the time, at the target level approved by the Committee, or in accordance with a formula or other bonus plan established by the Committee for such fiscal year; provided, however, that with respect only to termination of employment by reason of death, permanent disability, or termination of employment other than for “cause” (including retirement provided the Executive has been employed by the Company at least three (3) years), and provided that such termination occurs more than six months after the beginning of the then current fiscal year, then the Executive (or his beneficiary) shall also be entitled to a pro-rated annual bonus based upon the proportion of the fiscal year during which the Executive was actively employed, but payable only if and when the annual bonus would have been paid if no termination had occurred. Other than for the 2006 fiscal year as provided for in Section 3(b) nothing in this Employment Agreement guarantees that the Executive shall be paid incentive or bonus compensation; provided, however, the Executive shall be entitled to participate in the AIP or other incentive compensation plans, if any, if approved by the Committee for the Company’s management employees.
               (d) The Company shall provide to the Executive such life, medical, and hospitalization insurance for himself, his spouse and eligible dependents, as offered to the Company’s senior management employees; provided, however, during the Term the Company shall also reimburse the Executive, upon presentation of appropriate vouchers or receipts, for reimbursement covering Executive and his eligible dependents under the Company’s generally available medical plan for uncovered expenses, including deductibles and co-pays, up to five thousand dollars ($5,000.00) per eligible dependent per year.
               (e) The Company shall pay the Executive, each month, a monthly automobile allowance of Twelve Hundred Dollars ($1,200.00) to pay for the costs associated with the Executive’s transportation expenses.
               (f) The Executive shall be entitled to participate in all retirement and other benefit plans, including 401(k) plans, of the Company generally available from time to time to employees of the Company and for which the Executive qualifies under the terms thereof (and nothing in this Agreement shall or shall be deemed to in any way effect the Executive’s right and benefits thereunder except as expressly provided herein).
               (g) The Company shall reimburse the Executive, monthly, for his country club fees, assessments and dues in an amount not to exceed Five Hundred Dollars ($500) per month. The Company shall also pay, on behalf of the

Executive, for country club initiation fees in an amount not to exceed a one-time payment of Thirty-Five Thousand Dollars ($35,000); provided, however, such country club must be within 100 miles of Warren, Ohio.
               (h) The Company shall reimburse the Executive, upon presentation of appropriate vouchers or receipts, for premiums paid by the Executive to maintain in effect a life insurance policy or policies covering the Executive, the beneficiary of such insurance policy shall be designated by the Executive; provided, however, that the amounts to be reimbursed by the Company under this Section 3(h) shall not exceed Fifteen Thousand Dollars ($15,000) per annum.
               (i) The Executive shall be entitled to such vacation with pay during each year of his employment hereunder consistent with the policies of the Company, but in no event less than four (4) weeks in any such calendar year (pro-rated as necessary for partial calendar years during the Term); provided, however, that the vacation days taken do not interfere with the operations of the Company. Such vacation may be taken, in the Executive’s discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. The Executive shall not be entitled to any compensation in lieu of vacation in the event that the Executive, for whatever reason, including termination of employment, fails to take such vacation during any year of his employment hereunder. The Executive shall also be entitled to all paid holidays given by the Company to its executive officers.
               (j) The Executive shall be entitled to participate in any equity or other employee benefit plan, including the Company’s Long-Term Incentive Plan, that is generally available to executive officers. The Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan. Grants or awards made under any such plan, if any, shall be made at the discretion of the Committee, the Board or such other appropriate committee of the Board.
               (k) (1) The Company shall provide the Executive with the Company’s standard relocation benefits for senior management personnel in connection with the Executive’s relocation to the Warren, Ohio area. In addition, upon the Executive’s death, permanent disability (defined below) or termination without cause or upon the Executive’s retirement (provided in the case of retirement he has been employed hereunder for at least three (3) years or otherwise as approved in advance by the Committee) the Company shall provide the Executive and his spouse or his spouse (if the spouse survives the Executive), as the case may be, with the Company’s standard relocation benefits for senior management (which benefits shall be substantially similar to the benefit provided to move the Executive to the Warren, Ohio area) to relocate the Executive and/or his spouse, as the case may be, from the Warren, Ohio area to another location at the Executive’s or his spouse’s discretion, as the case may be, within the lower 48 states of the United States of America.
                     (2) If not already provided for pursuant to the Company’s standard relocation benefits for senior management in connection with the relocation benefits set forth in this Section 3(k) the Company shall (i) pay for temporary housing for the Executive and his spouse and dependants for a reasonable period of time during a search for permanent housing, (ii) reimburse the Executive and his wife for reasonable transportation costs, upon presentation of appropriate vouchers or receipts, in connection with no more than three (3) trips to the Warren, Ohio area to search for permanent housing, (iii) pay the Executive upon completion of his move to the Warren, Ohio area, upon the Executive’s request, up to Twenty-Five Thousand Dollars ($25,000) to cover the Executive’s and his family’s miscellaneous moving expenses, (iv) pay for the Executive’s travel to and from South Carolina for weekend visits until April 30, 2006 or the Executive’s relocation to the Warren, Ohio area whichever occurs first, (v) reimburse the cost of full value insurance coverage for household goods to maximum value of One Hundred and Fifty Thousand ($150,000) (this insurance is offer by the moving company); (vi) ensure that the appraisers used to value the Executive’s current house are (notwithstanding the current relocation policy) instructed to appraise the house assuming 180 days to sell the house; and (vii) reimburse the Executive the cost of moving two vehicles. The Chairman of the Compensation may (but is not obligated to) approve other deviations from the Company’s standard relocation policy upon request of the Executive.
                     (3) The Executive agrees to reimburse the Company in full for all amounts paid to the Executive and the value of the relocation benefit to the Executive for the relocation of the Executive and his family upon his retirement from the Warren, Ohio area pursuant to this Section 3(k) if within 365 days from his retirement from the Company the Executive becomes employed by another employer.
               (l) The Company shall reimburse the Executive or provide him with an expense allowance during the term of this Employment Agreement for travel, entertainment and other expenses reasonably and necessarily incurred by the Executive in connection with the Company’s business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.

          4. Payment in the Event of a Termination Without Cause.
               (a) Provided that a “Change in Control” (as defined in a separate Change in Control Agreement, dated January 16, 2006, by and between the Executive and the Company (the “CIC Agreement”)(a copy of the CIC Agreement is attached hereto as Appendix A)) has not occurred, at the time that the Executive’s employment under this Employment Agreement is terminated other than for “cause” (as set forth in Section 5(a)) or as a result of the Executive’s death or permanent disability (defined in Section 5(c)), then the Company shall commence, upon the receipt of the release described in Section 4(e), severance payments to the Executive (which will be in addition to any other compensation or remuneration to which the Executive is, or becomes, entitled to receive from the Company);
               (b) The severance payments shall be made monthly for a period of twenty-four (24) months on the last business day of the month and shall commence on the last business day of the month immediately following the termination of employment; provided, however, that in the event the Executive is a “specified employee” under Internal Revenue Code (the “Code”) Section 409A, the payments under this Agreement and related benefits, as require, will be delayed in accordance with Code Section 409A(2). The monthly payments shall be made in immediately available funds in an amount equal to 1/24th of the sum of (i) two times the Executive’s Annual Compensation (as defined in the CIC Agreement) plus (ii) two times the Executive’s Annual Bonus (as defined in the CIC Agreement).
               (c) In addition to making the monthly payments described above, the Company shall pay the Executive a lump sum payment equal to the Executive Pro Rata Annual Bonus (as defined in the CIC Agreement) at the same time it makes the first monthly payment described above. In addition, the Company shall, at its expense, provide the Executive, and his eligible dependents with life and health insurance, including the reimbursements of life insurance premiums set forth in Section 3(h) (“Health and Welfare Benefits”) in an amount not less than that provided on the date on which the Change in Control occurred for a period of twenty-four (24) months following the termination without cause; provided, however, the Company shall not be obligated to pay for Health and Welfare Benefits after the date on which the Executive shall be eligible to receive benefits from another employer which are substantially equivalent to or greater than the benefits the Executive and his family received from Company; provided, further, that if the Executive’s continuation in some or all of the Company’s Health and Welfare Benefits is not available, then the Company shall make additional monthly payments to the Executive at the same time it makes the above monthly payments described above equal to the cost of the coverage, as determined solely by the Company for similarly situated employees of the Employer, over a period of twenty-four (24) months with respect to those benefits among the Health and Welfare Benefits not available. All payments pursuant to this Employment Agreement shall be made less standard required deductions and withholdings.
               (d) Notwithstanding anything in this Employment Agreement to the contrary, if there shall occur a “Change in Control” and a “Triggering Event” (as those terms are defined in the CIC Agreement), then the Company or the Executive shall have the right to terminate the employment of the Executive with the Company and, in the event of such termination, the payments to be made to the Executive in connection therewith shall be governed by the CIC Agreement and not this Section 4 of this Employment Agreement and the Executive shall be entitled to no further compensation or other benefits under this Employment Agreement, except (i) unpaid base salary (but no bonus or incentive compensation), vacation, un-reimbursed expenses, (ii) the relocation benefit set forth in Section 3(k), and (iii) the payment, if any, set forth in Section 4(e), below.
               (e) In connection with the Executive’s acceptance of the Company’s offer to become the Company’s President and Chief Executive Officer the Executive was granted 150,000 restricted common shares in the Company (the “Restricted Shares”) on January 16, 2006. The Company agrees upon a Change in Control (as defined in the CIC Agreement), whether or not a Triggering Event (as defined in the CIC Agreement) has occurred (i) if the Executive does not receive at least One Million Dollars ($1,000,000) in cash or in the value of marketable securities at the time of the Change in Control for the Restricted Shares in the Change in Control transaction, or (ii) if the Executive’s Restricted Share are not part of the Change in Control transaction and the Executive’s Restricted Shares do not have an aggregate value, based upon the market price of the Company’s Common Shares on the New York Stock Exchange or such other exchange or market, as applicable, of at least One Million Dollars ($1,000,000) at or anytime within the first thirty (30) day period following the Change in Control, then the Company shall pay to the Executive the difference between (A) the highest pre-tax aggregate value of the Restricted Shares during the period based on the market price of the Company’s common shares, determined as set forth above, or, if the Restricted Shares are part of the Change in Control transaction, the amount realized (pre-tax) by the Executive for the Restricted Shares in the Change in Control transaction, and (B) One Million Dollars ($1,000,000). This Section 4(e) shall become null and void if the Executive sells, transfers or otherwise disposes of any of the Restricted Shares in advance of a Change in Control.

               (f) Notwithstanding anything in the Employment Agreement to the contrary, as a condition to the payment by the Company to the Executive of the severance payments set forth in this Section 4, the Executive shall deliver a signed release of claims against the Company. Such release shall be in a form and substance reasonably satisfactory to the Company and it shall include operative language substantially similar to the language set forth in Section 9 of the CIC Agreement. Under no circumstances there shall be duplication of payments under this Employment Agreement and the CIC Agreement.
          5. Termination.
               (a) In addition to the termination of this Employment Agreement pursuant to Section 2(a) at the end of the then current Term, the employment of the Executive under this Employment Agreement, and the Term hereof, may be terminated by the Company:
(i)	on the death or permanent disability of the Executive, or

(ii)	“without cause” or for “cause” at any time by action of the Board.
In the event the Executive is terminated for cause, the Executive shall only be paid his unpaid base salary (but no bonus or incentive compensation) through the date of termination.
For purposes hereof, the term “cause” shall mean the Executive’s:
(1)	intentional misappropriation of funds from the Company;

(2)	conviction of a felony;

(3)	commission of a crime or act or series of acts involving moral turpitude;

(4)	commission of an act or series of acts of dishonesty that are materially inimical to the best interests of the Company;

(5)	breach of any material term of this Employment Agreement;

(6)	willful and repeated failure to perform the duties associated with the Executive’s position, which failure has not been cured within thirty (30) days after the Company gives notice thereof to the Executive; or

(7)	failure to cooperate with any Company investigation or with any investigation, inquiry, hearing or similar proceedings by any governmental authority having jurisdiction over the Executive or the Company.
Provided, however, the Executive shall have been provided with written notice that there is a basis for termination for cause under clauses (1) and clauses (4)-(7), above. The notice shall set forth the facts regarding the basis for termination. The Executive shall be afforded a reasonable amount of time under the circumstances after the delivery of the notice before the Board meets to consider any possible termination for cause (which amount of time the parties acknowledge may be very limited depending on the circumstances). At or prior to the meeting of the Board to consider the matters described in the written notice the Executive will be afforded an opportunity to express his views to the Board on the subject matter of the notice. Notwithstanding the Executive’s views, the Board’s determination concerning a “for cause” termination hereunder shall be made at the sole discretion of the Board.

     Any other termination of the Executive’s employment by the Company shall be deemed to be “without cause.” Also, in addition to the events described in Section 2(c), the Executive may terminate his employment under this Employment Agreement with the Company and such termination shall be deemed to be a termination by the Company “without cause” if:
(1)	The Executive is younger than 64 years old and the Company provides notice of its intent to terminate the agreement at the end of the then current term;

(2)	The Company reduces the Executive’s title, responsibilities, power or authority in comparison with the Executive’s title, responsibilities, power or authority on the Effective Date;

(3)	The Company assigns the Executive duties which are inconsistent with the duties assigned to the Executive on the Effective Date and which duties the Company persists in assigning to the Executive despite the Executive’s prior written objection;

(4)	The Company changes the Executive’s reporting responsibilities so that the Executive is no longer the chief executive officer of the Company reporting directly to the Board; or

(5)	The Company reduces the Executive’s annual base compensation, or materially reduces the Executive’s health, life, disability or other insurance programs, the Executive’s pension, retirement or profit-sharing benefits or any benefits provided by the Company, or excludes the Executive from any plan, program or arrangement, including but not limited to bonus or incentive plans (unless such decrease is proportionate with a decrease in the base compensation or various benefit plans provided or available to the officers of the Company as a group);
Upon any termination of this Employment Agreement, the Executive shall be deemed to have resigned from all offices and directorships held by the Executive in the Company or its subsidiaries.
          (b) In the event of termination for reason of death (in the case of death the Executive’s employment hereunder shall be terminated as of the date of his death) the Executive’s designated beneficiary, or, in the absence of such designation, the estate or other legal representative of the Executive shall be paid the Executive’s unpaid base salary (but no bonus or incentive compensation except as specifically provided in Section 3(a) or 3(b) with respect to a pro-rated annual bonus) through the end of the month in which the death occurs. No other benefits shall be payable under this Section 5 due to the Executive’s termination in the event of death other than the relocation benefit set forth in Section 3(k).
          (c) In the event that the Executive is reasonably determined to be permanently disabled, the Company shall have the right to terminate Executive’s employment under this Employment Agreement by giving the Executive ten (10) days’ prior written notice. If the Executive’s employment hereunder is so terminated, the Executive shall continue to receive his base salary for a period of three (3) months (but no bonus or incentive compensation except as specifically provided in Section 3(a) or 3(b) with respect to a pro-rated annual bonus). No other benefits shall be payable under this Section 5 due to the Executive’s termination in the event the Committee reasonably determines that the Company’s termination of the Executive’s employment was due to his permanent disability other than the relocation benefit set forth in Section 3(k). For purposes of this Employment Agreement, the Executive’s “permanent disability” shall be deemed to have occurred after one hundred twenty (120) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred twenty (120) or ninety (90) days, as the case may be, the Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Employment Agreement. The date of permanent disability shall be such one hundred twentieth (120th) or ninetieth (90th) day, as the case may be. In the event either the Company or the Executive, after receipt of notice of the Executive’s permanent disability from the other, dispute that the Executive’s permanent disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine (or the physician designed by such individual) of any major accredited hospital in the Cleveland, Ohio, area and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such permanent disability shall be deemed to have occurred.
          (d) If the Executive terminates his employment voluntarily, other than a termination that shall be deemed to be a termination “without cause” pursuant to Section 5(a) (i.e., a constructive termination), the Executive shall be paid his unpaid base salary (but no bonus or incentive compensation except as specifically provided in Section 3(b) with respect to retirement and with respect to a pro-rated annual bonus).
          6. Covenants, Non-Competition and Confidential Information.
               (a) The Executive acknowledges the Company’s reliance and expectation of the Executive’s continued commitment to performance of his duties and responsibilities during the term of this Employment Agreement. In light of such reliance and expectation on the part of the Company, during the Term of this Employment Agreement, while the Executive is receiving payments hereunder and for a period of two (2) years after the Executive has received his last payment hereunder (and, as to clauses (iii) and (iv) of this subsection (a), at any time during and after the Term of this Employment Agreement), the Executive shall not, directly or indirectly, do or suffer any of the following:
                  (i) Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity (1) that has material operations which are engaged in any business activity competitive (directly or indirectly) with the business of the Company or (2) engaged in the business of designing and/or manufacturing of engineered electrical and electronic components, modules and systems for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets; provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;
                  (ii) Without the prior written consent of the Company, on his own behalf or on behalf of any person or entity, directly or indirectly, hire or solicit the employment of any employee who has been employed by the Company or its subsidiaries at any time during the six (6) months immediately preceding such date of hiring or solicitation;
                  (iii) Use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company or any entity controlling, controlled by or under common control with the Company (each an “Affiliate”) except (i) while employed by the Company in the business of and for the benefit of the Company or its Affiliates or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company or its Affiliates, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company or its Affiliates to divulge, disclose or make accessible such information. For purposes of this Employment Agreement, “Confidential Information” shall mean non-public information concerning the Company’s financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, pricing data, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, developments, marketing plans and other non-public, proprietary and confidential information of the Company or its Affiliates, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company, or its Affiliates, as the case may be, to others not subject to confidentiality agreements. In the event the Executive’s employment is terminated hereunder for any reason, the Executive immediately shall return to the Company all Confidential Information in his possession; or
                  (iv) Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, any Confidential Information relating to the Company’s operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by the Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company’s exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information (1) is clearly obtainable in the public domain, (2) becomes obtainable in the public domain, except by reason of the breach by the Executive of the terms hereof, (3) was not acquired by the Executive in connection with his employment or affiliation with the Company, (4) was not acquired by the Executive from the Company or its representatives, or (5) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

               (b) The Executive agrees and understands that the remedy at law for any breach by him of this Section 6 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive’s violation of any legally enforceable provision of this Section 6, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 6 shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of any of the provisions of this Section 6, which may be pursued or availed of by the Company.
               (c) The Executive and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.
               (d) The Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 6, and hereby acknowledges and agrees that the same are reasonable in time and otherwise, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.
               (e) The provisions of this Section 6 shall survive any termination of this Employment Agreement.
               (f) Notwithstanding anything else in this Employment Agreement, the cash component and benefits component of any severance payments made pursuant to Section 4 under this Employment Agreement shall cease in the event that the Executive breaches any covenant of this Section 6.
          7. Representations and Warranties of the Company.
               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all requisite corporate power and authority to enter into, execute and deliver this Employment Agreement, fulfill its obligations hereunder and consummate the transactions contemplated hereby.
               (b) The execution and delivery of, performance of obligations under, and consummation of the transactions contemplated by, this Employment Agreement have been duly authorized and approved by all requisite corporate action by or in respect of the Company, and this Employment Agreement constitutes the legally valid and binding obligation of the Company, enforceable by the Executive in accordance with its terms.
               (c) No provision of the Company’s governing documents or any agreement to which its is a party or by which it is bound or of any material law or regulation of the kind usually applicable and binding upon the Company prohibits or limits its ability to enter into, execute and deliver this Employment Agreement, fulfill its respective obligations hereunder and consummate the transactions contemplated hereby.
          8. Miscellaneous.
               (a) The Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.
               (b) The provisions of this Employment Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.
               (c) The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns. “Successors and assigns” shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or common shares of the Company.
               (d) Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the County of Cuyahoga, Ohio, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 8(d) shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Executive of any of his covenants contained in Section 6 hereof.
               (e) All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:
To the Company:
Stoneridge, Inc.
9400 East Market Street
Warren, Ohio 44484
Telephone: (330) 856-2443
Attention: Secretary
With copy to:
Robert M. Loesch
Baker & Hostetler LLP
3200 National City Center
1900 E. 9th Street
Cleveland, Ohio 44114
Telephone (216) 861-7594
Fax (216) 696-0740
To Executive:
John C. Corey
c/o Stoneridge, Inc.
9400 East Market Street
Warren, Ohio 44484
With copy to:
Cary H. Hall
Wyche Law Firm
P.O. Box 728
Greenville, SC 29602
Telephone (864) 242-8299
Fax (864) 235-8900
               (f) The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.
               (g) This Employment Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.
               (h) This Employment Agreement shall not be assignable or otherwise transferable by Executive. The Company shall have the right to assign this Agreement to any successor which agrees to be bound by the terms hereof.
               (i) This Employment Agreement shall be governed by and construed according to the laws of the State of Ohio.
               (j) Captions and Section headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.
               (k) Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.
               (l) This Employment Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.
          IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first set forth above.

Stoneridge, Inc., an Ohio corporation

By:

George E. Strickler Executive Vice President and Chief Financial Officer

John C. Corey

Appendix A
STONERIDGE, INC.
CHANGE IN CONTROL AGREEMENT
     THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is by and between Stoneridge, Inc., an Ohio corporation (“Employer”), and                      (“Executive”), made this 6th day of January, 2006.
RECITALS
     A. Executive is presently employed by Employer as its                     ;
     B. Employer wishes to induce Executive to continue as its                      and, accordingly, to provide certain employment security to Executive in the event of a “Change in Control” (as hereinafter defined);
     C. Employer believes that it is in the best interest of its shareholders for Executive to continue in his position on an objective and impartial basis and without distraction, whether based upon individual financial uncertainties or otherwise, or conflict of interest as a result of a possible or actual Change in Control; and
     D. In consideration of this Agreement, Executive is willing to continue as Employer’s                     ;
     NOW THEREFORE, in consideration of Executive continuing as the                      of Employer and of the mutual promises herein contained, Executive and Employer, intending to be legally bound, hereby agree as follows;
SECTION 1
DEFINITIONS
     1. A “Change in Control” for the purpose of this Agreement will be deemed to have occurred if, at any time:
          (a) the Board of Directors or shareholders of Employer approve a consolidation or merger that results in the shareholders of Employer, immediately prior to the transaction giving rise to the consolidation or merger, owning less than 50% of the total combined voting power of all classes of equity securities entitled to vote of the surviving entity immediately after the consummation of the transaction giving rise to the merger or consolidation;
          (b) the Board of Directors or shareholders of Employer approve the sale of substantially all of the assets of Employer or the liquidation or dissolution of Employer;
          (c) any person or other entity (other than Employer or a subsidiary of Employer or any Employer employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any common shares (or securities convertible into common shares) pursuant to a tender or exchange offer without the prior consent of the Board of Directors, or becomes the beneficial owner of securities of Employer representing 35% or more of the voting power of Employer’s outstanding securities; or
          (d) during any two-year period, individuals who at the beginning of such period constitute the entire Board of Directors cease to constitute a majority of the Board of Directors, unless the election or the nomination for election of each new director is approved by the Nominating and Corporate Governance Committee (if comprised entirely of directors who were in office at the beginning of that period) or at least two-thirds of the directors then still in office who were directors at the beginning of that period.
     2. A “Triggering Event” for the purpose of this Agreement will be deemed to have occurred if within two years after the date on which the Change in Control occurred:

          (a) Employer separates Executive from the service of Employer, other than in the case of a Termination For Cause, as hereafter defined;
          (b) Executive separates from the service of Employer after Employer reduces Executive’s title, responsibilities, power or authority in comparison with his title, responsibilities, power or authority at or about the time of the Change in Control;
          (c) Executive separates from service with Employer after Employer assigns Executive duties which are inconsistent with the duties assigned to Executive on the date on which the Change in Control occurred, and which duties Employer persists in assigning to Executive despite the prior written objection of Executive;
          (d) Executive separates from service with Employer after Employer reduces Executive’s base compensation (unless such decrease is proportionate with a decrease in the base compensation of the executive officers of Employer as a group), or materially reduces his group health, life, disability or other insurance programs (including any such benefits provided to Executive’s family), his pension, retirement or profit-sharing benefits or any benefits provided by Employer’s Long-Term Incentive Plan or any substitute therefor, or excludes him from any plan, program or arrangement, including but not limited to bonus or incentive plans, in which the other executive officers of Employer are included; or
          (f) Executive separates from service with Employer after Employer requires Executive to be based at or generally work from any location more than 100 miles from the geographical center of the city where Executive worked on the date on which the Change of Control occurred (the “Location of Employment”) or Employer over the course of any calendar month requires Executive to be away from his Location of Employment for more than 50% of the business days during that month.
For purposes of this paragraph 2, the term “separates from the service of Employer” shall mean Executive’s death, retirement or termination of employment with Employer. However, the employment relationship shall not be treated as terminated and is treated as continuing intact while Executive is on sick leave or other bona fide leave of absence if the period of leave does not exceed six months, or, if longer, the right to continued employment is guaranteed by contract. Executive will not be treated as having terminated employment to the extent Executive provides more than insignificant services as defined by Internal Revenue Code Section 409A and the regulations thereunder.
     3. A “Termination For Cause” for the purposes of this Agreement will be deemed to have occurred if, and only if, the Board of Directors of Employer, or its designee, in good faith determines that termination is because of any one or more of the following:
          Executive’s:
          (a) misappropriation of funds from Employer;
          (b) conviction of a felony;
          (c) commission of a crime or act or series of acts involving moral turpitude;
          (d) commission of an act or series of acts of dishonesty that are materially inimical to the best interests of Employer;
          (e) willful and repeated failure to perform the duties associated with Executive’s position, which failure has not been cured within thirty (30) days after Employer gives notice thereof to Executive; or
          (f) failure to cooperate with any Employer investigation or with any investigation, inquiry, hearing or similar proceedings by any governmental authority having jurisdiction over Employer or Executive.
     4. “Executive’s Annual Bonus” means the greater of Executive’s average annual bonus over the last three completed fiscal years or the last five completed fiscal years. If Executive has not been employed by Employer for three completed fiscal years, Executive’s Annual Bonus means the average annual bonus awarded to Executive for the completed fiscal years during his employment, or if Executive has not been employed for a complete fiscal year, Executive’s Annual Bonus means an amount equal to the incentive compensation Executive would have been entitled to in the year the Triggering Event occurred calculated upon the assumption that 100% of personal and Employer targets or performance goals were achieved in that year.
     5. “Executive’s Annual Salary” means the greater of Executive’s annual base salary at the time of a Triggering Event or at the time of the occurrence of a Change in Control.
     6. “Executive Pro Rata Annual Bonus” means an amount equal to the pro rata amount of incentive compensation Executive would have been entitled to at the time of a Triggering Event calculated on the assumption that 100% of personal and Employer targets or performance goals were achieved in the year in which the Triggering Event occurred.
SECTION 2
TRIGGERING EVENT PAYMENTS
     1. Upon the earliest occurrence of a Triggering Event and upon the receipt of the release described in Section 9, Employer shall commence payments to Executive of a benefit, which will be in addition to any other compensation or remuneration to which Executive is, or becomes, entitled to receive from Employer. The payment of the benefit shall be made monthly for a period of twenty-four (24) months on the last business day of the month and shall commence on the last business day of the month immediately following the later to occur of a Triggering Event and the delivery of the release described in Section 9. The monthly payments shall be made in immediately available funds in an amount equal to 1/24th of the sum of (i) two times Executive’s Annual Compensation plus (ii) two times Executive’s Annual Bonus. In addition to making the monthly payments described above, Employer shall pay Executive a lump sum payment equal to the Executive Pro Rata Annual Bonus at the same time it makes the first monthly payment described above. In addition, Employer shall, at its expense, provide Executive, and his family with life and health insurance (“Health and Welfare Benefits”) in an amount not less than that provided on the date on which the Change in Control occurred for a period of twenty-four (24) months following the later to occur of a Triggering Event and the delivery of the release described in Section 9; provided, however, Employer shall not be obligated to pay for Health and Welfare Benefits after the date on which Executive shall be eligible to receive benefits from another employer which are substantially equivalent to or greater than the benefits Executive and his family received from Employer; provided, further, that if Executive’s continuation in some or all of Employer Health and Welfare Benefits is not available, then Employer shall make additional monthly payments to Executive at the same time it makes the above monthly payments described above equal to the cost of the coverage, as determined solely by Employer for similarly situated employees of Employer, over a period of twenty-four (24) months with respect to those benefits among the Health and Welfare Benefits not available. All payments pursuant to this Agreement shall be made less standard required deductions and withholdings. Notwithstanding the above, if Executive is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code (the “Code”)), Executive’s date of payment shall be made or commence, as applicable, on the date which is six (6) months after the date of Executive’s separation from service with Employer or (b) Executive’s death.
     2. Notwithstanding anything to the contrary above, if any portion of the compensation under the payments pursuant to this Agreement, or under any other agreement with, plan or program of, Employer (in the aggregate “Total Payments”) would constitute an “excess parachute payment” under Section 280G of the Code, then the payments to which Executive is entitled under paragraph 1 of this Section 2 above shall be the value of the aggregate total payments that Executive is entitled to receive under paragraph 1, or under any other agreement with, plan or program of, Employer, up to the maximum amount of payments allowed under Section 280G of the Code without being an “excess parachute payment” less 3% of the Total Payments so that Executive is not subject to the tax imposed by Section 4999 of the Code and Employer does not lose its deduction under Section 280G of the Code. The calculation of such potential excise tax liability, as well as the method in which the compensation reduction is applied, shall be conducted and determined by a national accounting firm selected by Employer and those determinations shall be binding on all parties; provided, however, that if the calculation of such national accounting firm will result in a reduction in the payments to be made to Executive, prior to issuance of the final and binding determination, Executive shall be given a reasonable opportunity to (i) review and comment upon all of the material, information and documentation provided to the national accounting firm by Employer and (ii) offer such input as Executive may determine to be helpful to the national accounting firm’s preliminary determination.
     3. If, notwithstanding the determination of the national accounting firm, the Total Payments are determined by the Internal Revenue Service to be an “excess parachute payment” within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), the amounts payable to Executive by Employer shall be increased to the extent necessary to place Executive in the same after-tax position as Executive would have been in had no such tax been imposed on any such amount paid or payable to Executive under this Agreement.
     4. If in any future year a determination is made that the decrease described in Section 2, paragraph 2 is not required in order to satisfy such paragraph 2, such payment shall be made as soon as administratively feasible.
SECTION 3
SETOFF
     No amounts otherwise due or payable under this Agreement will be subject to setoff or counterclaim by either party hereto.
SECTION 4
ATTORNEY’S FEES
     All attorney’s reasonable fees and related expenses incurred in good faith by Executive in connection with or relating to the enforcement by him of his rights under this Agreement will be paid for by Employer.
SECTION 5
SUCCESSORS AND PARTIES IN INTEREST
     This Agreement will be binding upon and will inure to the benefit of Employer and its successors and assigns, including, without limitation, any corporation or other person which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of Employer. Without limitation of the foregoing, Employer will require any such successor, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by Employer. This Agreement will be binding upon and will inure to the benefit of Executive, his heirs at law and his personal representatives.
SECTION 6
ATTACHMENT
     Neither this Agreement nor any benefits payable hereunder will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to execution, attachment, levy or similar process at law, whether voluntary or involuntary.
SECTION 7
NO EMPLOYMENT CONTRACT; TERMINATION
     This Agreement will not in any way constitute an employment agreement between Employer and Executive and it will not oblige Executive to continue in the employ of Employer, nor will it oblige Employer to continue to employ Executive, but it will merely require Employer to pay benefits hereunder to Executive under the agreed upon circumstances. In addition, provided a Change in Control has not occurred, this Agreement shall terminate and be of no further force or effect one year from the date Executive ceases to be a Board-elected officer or key employee (as determined by the Board of Directors of Employer in its sole discretion and reflected in the minutes of Board of Directors after notice to such Executive) of Employer.

SECTION 8
RIGHTS UNDER OTHER PLANS AND AGREEMENTS
     The Change in Control benefits herein provided will be in addition to, and are not intended to reduce, restrict or eliminate any benefit to which Executive may otherwise be entitled by virtue of his termination of employment or otherwise.
SECTION 9
RELEASE
     As a condition to the payment of the benefits by Employer to Executive pursuant to this Agreement, Executive shall deliver a signed release of claims against Employer. Such release shall be delivered to Employer no later than thirty (30) days following a Triggering Event and shall be in a form and substance reasonably satisfactory to Employer and it must include the operative language substantially similar to the following:
In exchange for the payments set forth in the Change in Control Agreement by and between Stoneridge, Inc. (the “Employer”) and me (the “CIC Agreement”), I and my heirs, personal representatives, successors and assigns, hereby forever release, remise and discharge Employer and each of its past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively the “Employer Released Parties”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which I now have, have had, or may hereafter have against any of the Employer Released Parties from the beginning of my employment with Employer to the date of this release, arising from, connected with, or in any way growing out of, directly or indirectly, my employment by Employer, my service as an officer or key employee, as the case may be, of Employer, the services provided by me to Employer, or any transaction prior to the date of this release and all effects, consequences, losses and damages relating thereto, including, but not limited to, all claims arising under the Civil Rights Acts of 1866 and 1964, the Fair Labor Standards Act of 1938, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Title 4112 of the Ohio Revised Code, and all other federal or state laws governing employers and employees; provided, however, that nothing in this release will bar, impair or affect the obligations, covenants and agreements of Employer set forth in the CIC Agreement.
If the release described in this Section 9 is not timely delivered by Executive to Employer, then this Agreement shall terminate and be of no further force or effect.
SECTION 10
NOTICES
     All notices and other communications required to be given hereunder shall be in writing and will be deemed to have been delivered or made when mailed, by certified mail, return receipt requested, if to Executive, to the last address which Executive shall provide to Employer, in writing, for this purpose, but if Executive has not then provided such an address, then to the last address of Executive then on file with Employer; and if to Employer, then to the last address which Employer shall provide to Executive, in writing, for this purpose, but if Employer has not then provided Executive with such an address, then to:
Secretary
Stoneridge, Inc.
9400 East Market Street
Warren, Ohio 44484